Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-114149, 333-123495, 333-132583, 333-141376, 333-149703,  333-158160, and 333-187502) of Cutera, Inc. of our reports dated March 17, 2014, with respect to the consolidated financial statements and schedule of Cutera, Inc. as of December 31, 2013 and 2012 and for the years then ended, and the effectiveness of internal control over financial reporting of Cutera, Inc. as of December 31, 2013, included in this Annual Report (Form 10-K) for the year ended December 31, 2013.

/s/ Ernst & Young LLP

Redwood City, California
March 17, 2014